Exhibit 99.1
Baker Hughes Appoints New Members to Board of Directors
HOUSTON (June 10, 2014) - Baker Hughes Incorporated (NYSE: BHI) announced today the appointment of Greg Brenneman, chairman of CCMP Capital Advisors, LLC (CCMP Capital), and W.H. “Bill” Easter III, retired chairman, president, and chief executive officer of DCP Midstream, to its board of directors.
Prior to his role as chairman, president, and CEO of DCP Midstream, Easter, age 64, served in several leadership, operating, and commercial roles at ConocoPhillips, including areas related to gas and natural gas liquids as well as petroleum refining, marketing, and transportation - domestically and internationally. Easter is a director of Concho Resources and Delta Airlines. Easter earned a master of science degree in management from the Stanford Graduate School of Business and a bachelor of business administration degree from the University of Houston.
Before serving as chairman of CCMP Capital, Brenneman, age 52, held a variety of senior-level management positions, including chairman and CEO of Quiznos and Burger King, CEO of PWC Consulting, and president of Continental Airlines. Brenneman also serves on the board of directors of Automatic Data Processing, is lead director of the board of The Home Depot and is chairman of the board of Francesca’s Collections. Brenneman earned a master of business administration degree from Harvard Business School and a bachelor of business administration degree in accounting and finance from Washburn University of Topeka, Kansas. He was awarded an honorary doctor of commerce degree from Washburn University.
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Baker Hughes is a leading supplier of oilfield services, products, technology and systems to the worldwide oil and natural gas industry. The company's 59,000-plus employees today work in more than 80 countries helping customers find, evaluate, drill, produce, transport and process hydrocarbon resources. For more information on Baker Hughes, visit: www.bakerhughes.com.

CONTACTS:

Investor Relations:	Trey Clark, +1.713.439.8039, trey.clark@bakerhughes.com
Alondra Oteyza, +1.713.439.8822, alondra.oteyza@bakerhughes.com
Media Relations:	Melanie Kania, +1.713.439.8303, melanie.kania@bakerhughes.com